Exhibit 99.1

Piper Sandler Companies
800 Nicollet Mall, Suite 1000
Minneapolis, MN 55402

CONTACT
Tim Carter
Chief Financial Officer
Tel: 612 303-5607
timothy.carter@psc.com

F O R I M M E D I A T E R E L E A S E

Piper Sandler Completes Acquisition of
Preeminent Chemicals Investment Bank, The Valence Group

Minneapolis, April 3, 2020 – Piper Sandler Companies (NYSE: PIPR), a leading investment bank and institutional securities firm, today announced it has completed its acquisition of The Valence Group, a premier international investment bank specializing in the chemicals, materials and related sectors. The Valence Group will operate as Piper Sandler’s new chemicals & materials group, adding yet another industry-leading advisory practice to the Piper Sandler platform. In addition, Peter Hall, one of the founders of The Valence Group, will now lead Piper Sandler’s expansion of investment banking in Europe.

Piper Sandler was advised by its wholly owned subsidiary, Piper Sandler & Co., and was represented by Sullivan & Cromwell LLP. Houlihan Lokey served as financial advisor and Dentons as legal advisor to The Valence Group in connection with the transaction.

About Piper Sandler
Piper Sandler is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Through a distinct combination of candid counsel, focused expertise and empowered employees, we deliver insight and impact to each and every relationship. Our proven advisory teams combine deep product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis with offices across the United States and in London, Aberdeen and Hong Kong. www.PiperSandler.com

Piper Sandler Companies (NYSE: PIPR) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. The Valence Group was acquired by Piper Sandler and is a brand name used by the chemicals & materials group of the Piper Sandler investment banking division. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through separate investment advisory affiliates.

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